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                                   EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
            Computation of Ratio of Income to Combined Fixed Charges
                          and Preferred Stock Dividends

                             (Dollars in Thousands)

                                  Nine Months Ended               Year Ended
                                    September 30,                 December 31,
                                --------------------    --------------------------------
                                  1995        1994        1994        1993        1992
                                --------------------    --------------------------------
Net income before income
 taxes                          $115,310    $ 86,007    $123,755    $ 64,123    $ 50,593
Add fixed charges:
 Interest expense                267,857     153,391     222,929     126,152     136,107
 One-third rentals                 1,844       1,597       2,041       1,387       1,498
                                --------    --------    --------    --------    --------
   Total fixed charges           269,701     154,988     224,970     127,539     137,605
                                --------    --------    --------    --------    --------
Net income as adjusted          $385,011    $240,995    $348,725    $191,662    $188,198
                                --------    --------    --------    --------    --------
Ratio of income to fixed
 charges                            1.43        1.55        1.55        1.50        1.37
                                ========    ========    ========    ========    ========

Preferred stock dividends
 on a pre-tax basis             $           $    930    $    930    $  3,682    $  2,826
   Total combined fixed
    charges and preferred
    stock dividends             $269,701    $155,918    $225,900    $131,221    $140,431
                                --------    --------    --------    --------    --------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                    1.43        1.55        1.54        1.46        1.34
                                ========    ========    ========    ========    ========


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